Exhibit 99.1

BIO-key® Reports Second Consecutive Quarter of Profitability

22% Growth in First Quarter Revenues

Wall, NJ, May 5, 2009 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in wireless public safety and finger-based biometric identification solutions, today reported financial results for the first quarter ended March 31, 2009.  The Company’s results reflected its second consecutive profitable quarter following full year profitability in 2008. The Company also recorded strong revenue growth for the quarter.

2009 First Quarter Consolidated Results

Total revenue for the three months ended March 31, 2009 was $3.1 million representing an increase of 22% from the $2.5 million reported for the quarter ended March 31, 2008.

BIO-key’s gross margin for the first quarter of 2009 was 86.0% compared to 82.6 % for the same period in 2008.  Operating expenses for the first quarter of 2009 were reduced by 22% to $2.4 million compared to expenses of $3.0 million in the quarter ended March 31, 2008.  BIO-key’s operating income for the first quarter of 2009 was $284,248 compared to an operating loss of $937,186 for the first quarter of 2008.

“We are very pleased with our first quarter financial results,” said Michael DePasquale, BIO-key’s Chief Executive Officer. “Top line revenue growth increased 22%; gross margin improved by 3 percentage points; expenses declined 22% or by nearly $3 million annualized, resulting in a remarkable turnaround from a million dollar loss a year ago to solid profitability in the current quarter.”

DePasquale went on to say, “It is particularly satisfying to note that this solid first quarter performance follows a profitable fourth quarter and full year profit in 2008. We are seeing significant growing interest in our mobile law enforcement business, aided in part by federal stimulus money; and unprecedented opportunity for our biometric technology. In the latter case, years of investment in technology and in customer projects across multiple industries and geographies is creating a wonderful pipeline of sales activity. At the same time we are realizing the results from our disciplined execution of a business model built on high gross margins and a low cost structure.”

Liquidity and Capital Resources

Consolidated cash and cash equivalents at March 31, 2009 was $1.3 million and total liabilities were reduced by $0.4 million.

Highlights for the first quarter included the following:

•                  $290,000 contract with the Regional Crime Information Center of Hamilton County Ohio

•                  $150,000 initial biometric contract with Federal Probation and Pretrial Services Office of the US Courts as part of a nationwide project to deploy biometric kiosks

•                  Continued expansion of biometric deployments with commercial partners including AT&T, McKesson and AllScripts

•                  U.S. Patent & Trademark Office patent issued (No. 7,502,938) for “Trusted Biometric Device Security Solution” protecting the privacy of the user and providing enhanced security for the organization performing the identity authentication

•                  $78,000 contract with Baltimore Police Department for a PocketCop pilot

•                  $65,000 biometric contract with Union Pacific Railroad for WEB-key Citrix deployment

•                  Nine Mobile Data software contracts awarded by Virginia Law Enforcement agencies through our partner DaProSystems

Conference Call Details

BIO-key has scheduled a call for Wednesday May 6th at 10:00 a.m. Eastern Time to discuss 2009 first quarter results.  To access the conference call live, dial 800-860-2442 and ask for the BIO-key call at least 10 minutes prior to the start time.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com. A telephonic replay of the conference call will be available through May 30, 2009 and may be accessed by dialing 412-317-0088 and using the pass code 430413#. A streaming audio replay of the webcast will be available shortly after the call on the Company’s website (www.bio-key.com) for a period of thirty days.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 1,000 police departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for law enforcement.  (http://www.bio-key.com)

Company Contact:	BIO-key International, Inc.
Bud Yanak
732-359-1113

© Copyright 2009 by BIO-key International, Inc.